Exhibit 4.69

EXECUTION COPY

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of November 1, 2007 (the "Agreement"), is made by and between NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware Limited Liability Company, (the "Pledgor"), in favor of GLITNIR BANKI HF, a company incorporated in Iceland (the "Lender") pursuant to the Development Loan Agreement, dated of even date herewith, by and between NGP Blue Mountain I LLC, a Delaware limited liability company (the "Borrower"), and the Lender (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement").

RECITALS:

     WHEREAS, pursuant to the Loan Agreement, the Lender has agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein, to be evidenced by the Note issued by the Borrower under the Loan Agreement;

     WHEREAS, the Pledgor is the legal and beneficial owner of the Pledged Interests (as hereinafter defined) issued by the Borrower; and

     WHEREAS, it is a condition precedent to the obligation of the Lender to make the Loans to the Borrower under the Loan Agreement that the Pledgor shall have executed and delivered this Agreement to the Lender.

     NOW, THEREFORE, in consideration of the premises and to induce the Lender to enter into the Loan Agreement and to induce the Lender to make its Loans under the Loan Agreement, the Pledgor hereby agrees with the Lender, as follows:

SECTION 1.	DEFINED TERMS

(a) Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

(b) The following terms shall have the following meanings:

     "Agreement" shall mean this Pledge and Security Agreement, as the same may be amended, modified or otherwise supplemented from time to time.

     "Code" shall mean the Uniform Commercial Code from time to time in effect in the State of New York.

     "Collateral" shall have the meaning set forth in Section 2.

     "Collateral Account" shall mean any account established to hold money Proceeds, maintained under the sole dominion and control of the Lender.

     "Pledged Interests" shall mean the percentage of the membership interests listed on Schedule 1 hereto, together with all certificates, instruments or other documents, options or rights of any nature whatsoever in respect thereof that may be issued or granted, if any, by the Borrower to the Pledgor while this Agreement is in effect.

     "Proceeds" shall mean all "proceeds" as such term is defined in the Code on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Interests, collections thereon or distributions with respect thereto.

SECTION 2.	PLEDGE; GRANT OF SECURITY INTEREST.

     (a) To secure the payment and/or performance, as the case may be, in full of the Obligations, whether at stated maturity, by acceleration or otherwise, the Pledgor hereby pledges, and grants to the Lender, a lien on and a first-priority security interest in all of its right, title and interest in and to all of the Pledged Interests, whether now owned or in the future acquired by it and whether now existing or in the future coming into existence and wherever located, together with, in each case:

     (i) all shares, securities, and rights to receive moneys or property representing a dividend on any of the Pledged Interests or a distribution or return of capital upon or in respect of the Pledged Interests (it being understood that, notwithstanding anything to the contrary herein, the Pledgor shall be entitled to receive and retain free and clear of the security interest granted hereby any and all dividends, reimbursements of equity and other distributions paid on or distributed in respect of the Pledged Interests to the extent and only to the extent that all such dividends, reimbursements of equity and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Loan Agreement), and

     (i) all payments, proceeds, rents, profits, income, benefits, substitutions and replacements of and to any of the property of Pledgor described in the preceding clauses of this Section 2 (including all causes of action, claims and warranties now or hereafter held by such Pledger in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, all assets, interests, rights, books, correspondence, credit files, records, invoices and other documents and instruments, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Pledgor or any computer bureau or service company from time to time acting for such Pledgor (collectively, but exclusive of any dividends, reimbursements of equity or other distributions described in the parenthetical in clause (i) above, the "Collateral").

     (b) Pledgor shall deliver to the Lender all certificates representing the Pledged Interests concurrently with the execution and delivery of this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES. To induce the Lender to enter into the Loan Agreement and to induce the Lender to make available the Loans to the Borrower thereunder, the Pledger hereby represents and warrants to the Lender that:

     (a) Due Organization, etc. The Pledger (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite power and authority to own its assets and to execute, deliver and perform the terms of this Agreement.

     (b) Due Authorization; Enforceability etc. This Agreement has been duly executed and delivered by the Pledgor and constitutes the legally valid and binding obligation of the Pledgor enforceable against it in accordance with its terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law)).

     (c) Non Contravention. Neither the execution and delivery nor the performance hereof: (i) require any consent or approval of the Pledgor's members, except for such consents and approvals as have been duly obtained and are in full force and effect; (ii) contravene the Pledgor's organizational documents; (iii) violate any provision of, or require any filing, registration, consent or approval under any law, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the Pledgor or its property; or (iv) result in a breach of, constitute a default or result in the creation of any lien upon the property of the Pledgor under any material contract to which the Pledger is a party or by which the Pledger or any of its property is bound.

     (d) Government Actions. No consent or authorization of, filing with, notice to, or other act by or in respect of, any Governmental Authority or any other Person or under any law applicable to the Pledger or its property is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for consents, filings, notices, authorizations or approvals that have been obtained and are in full force and effect.

     (e) Litigation. Except as set forth in Schedule 3(e), there is no suit, action, or proceeding pending or threatened against the Pledger before any Governmental Authority or arbitral body, that could reasonably be expected to have a Material Adverse Effect.

     (f) No Debt. Pledgor does not have any Indebtedness, except as otherwise incurred pursuant to this Agreement or as set forth in Schedule 3(t).

     (g) Title; No Other Liens. The Pledgor is the record and beneficial owner of, and has good and marketable title to, the Pledged Interests, free and clear of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement or as are permitted by the Loan Agreement. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Lender, pursuant to this Agreement.

     (h) Perfected First Priority Liens. The security interest created by this Agreement will constitute a valid, and upon delivery of the Collateral to the Lender, perfected first priority security interest in the Collateral in favor of the Lender, as collateral security for the prompt and complete payment, performance and observance of the Obligations, enforceable in accordance with its terms against all creditors of the Pledgor and any Persons purporting to purchase any Collateral from the Pledger, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     (i) Jurisdiction of Organization. On the date hereof, the Pledgor's jurisdiction of organization and identification number from the jurisdiction of organization (if any), along with its place of business or chief executive office and mailing address (if different) are specified on Schedule 2.

     (j) Pledged Interests Validly Issued. The Pledged Interests have been duly and validly issued and are fully paid and nonassessable.

SECTION 4. COVENANTS. The Pledgor covenants and agrees with the Lender that, from and after the date of this Agreement until this Agreement is terminated and the security interests created hereby are released:

     (a) Corporate Existence. The Pledgor shall preserve and maintain its legal existence and form and all of its rights, privileges and franchises, if any, necessary for the operation of its business, the maintenance of its existence and the performance of its obligations hereunder.

     (b) Compliance with Laws. The Pledgor shall comply with all applicable laws, the breach of which could reasonably be expected to affect the enforceability of this Agreement or affect the Pledgor's ability to perform its obligations under this Agreement.

     (c) Governmental Approvals. The Pledgor shall do or cause to be done all things necessary to obtain, remain in compliance with and maintain in full force and effect all governmental approvals that are necessary from time to time to perform its obligations hereunder.

     (d) Fundamental Changes. The Pledgor shall not merge or consolidate or liquidate or dissolve itself (or suffer any liquidation, dissolution or bankruptcy).

     (e) No Changes to Organizational Documents. Pledgor shall not amend or otherwise modify the Borrower Organizational Documents without the prior consent of Lender.

     (f) Maintenance of Perfected Security Interest.

     (i) The Pledgor shall maintain the security interest created by this Agreement as a first-priority, perfected security interest and shall defend such security interest against claims and demands of all Persons whomsoever.

     (ii) At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, filing any financing or continuation statements under the Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

     (iii) If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to the Lender, duly endorsed in a manner satisfactory to the Lender, to be held as Collateral pursuant to this Agreement.

     (g) Changes in Name, etc. The Pledgor will not (i) change its jurisdiction of organization, or chief executive office and mailing address (if different) from those referred to in Section 3(i) or (ii) change its name, in each case without thirty (30) days notice to the Lender.

     (h) Notices. The Pledgor will advise the Lender promptly, in reasonable detail, of the occurrence of any other event which could reasonably be expected to have a

Material Adverse Effect on the aggregate value of the Collateral or on the security interests created hereby.

(i) Pledged Interests.

     (i) If the Pledgor shall, as a result of its ownership of the Pledged Interests, become entitled to receive any certificate or shall receive any further membership interests in the Borrower (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for, the Pledged Interests, or otherwise in respect thereof, the Pledgor shall accept the same on behalf of the Lender and hold the same in trust for the Lender and deliver the same forthwith to the Lender in the exact form received, duly indorsed by such Pledgor to the Lender, if required, together with an undated stock or equivalent power covering such certificate duly executed in blank by the Pledgor and with, if the Lender so requests, signature guaranteed, to be held by the Lender, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Interests upon the liquidation or dissolution of the Borrower shall be paid over to the Lender to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Interests or any property shall be distributed upon or with respect to the Pledged Interests pursuant to the recapitalization or reclassification of the capital of the Borrower or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Lender to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Interests pursuant to the recapitalization or reclassification of the capital of the Borrower or pursuant to the reorganization thereof shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Lender, hold such money or property in trust for the Lender, segregated from other funds of the Pledgor, as additional collateral security for the Obligations.

     (ii) Without the prior written consent of the Lender, the Pledgor shall not (1) vote to enable, or take any other action to permit, the Borrower to distribute any membership interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any membership interest or other equity securities of any nature of the Borrower (2) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, (3) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the security interests created by this Agreement or (4) enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Lender to sell, assign or transfer any of the Collateral.

SECTION 5. VOTING RIGHTS. Unless an Event of Default shall have occurred and be continuing and the Lender shall have given notice to the Pledgor of its intent to exercise its corresponding rights pursuant to Section 6 below, the Pledgor shall be permitted to exercise all voting and other rights with respect to the Pledged Interests; provided, however, that no vote shall be cast or other right exercised or other organizational action taken which, in the Lender's judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Loan Agreement, the Note, this Agreement or any other Loan Document or Security Document.

SECTION 6.	RIGHTS OF THE LENDER.

     (a) If an Event of Default shall occur and be continuing, all Proceeds received by the Pledgor shall be held by the Pledgor in trust for the Lender, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor, be turned over to the Lender in the exact form received by the Pledgor (duly indorsed by the Pledgor to the Lender, if required). All money Proceeds received by the Lender hereunder shall be held in a Collateral Account. All Proceeds while held by the Lender in a Collateral Account (or by the Pledgor in trust for the Lender) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in paragraph (b).

     (b) If an Event of Default shall occur and be continuing and the Lender shall give notice of its intent to exercise such rights to the Pledgor, (1) the Lender shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Interests and make application thereof to the Obligations in such order as the Lender may determine, and (2) all of the Pledged Interests shall be registered in the name of the Lender or its nominee, and the Lender or its nominee may thereafter exercise (A) all voting and other rights pertaining to the Pledged interests at any meeting of members of the Borrower or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to the Pledged Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of the Borrower, or upon the exercise by the Pledgor or the Lender of any right, privilege or option pertaining to such Pledged Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Lender may determine), all without liability except to account for property actually received by it, but the Lender shall have no duty to the Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

SECTION 7	REMEDIES.

     (a) Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Lender's election, the Lender may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in such order as the Lender may elect.

     (b) Code and Other Remedies. If an Event of Default shall have occurred and be continuing, the Lender, may exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code or any other applicable law. Without limiting the generality of the foregoing, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker's board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby waived or released. The Lender shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, attorney's fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required by any provision of law, need the Lender account for the surplus, if any, to the Pledgor. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

SECTION 8.	[Intentionally omitted]

SECTION 9.	PRIVATE SALES.

     (a) The Pledgor recognizes that the Lender may be unable to effect a public sale of any or all the Pledged Interests, by reason of certain prohibitions under applicable federal and state law or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Lender shall be under no obligation to delay a sale of any of the Pledged Interests for the period of time necessary to permit the Borrower to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Borrower would agree to do so.

     (b) The Pledgor further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Interests pursuant to this Section valid and binding and in compliance with any and all other applicable requirements of federal or state law. The Pledgor further agrees that a breach of any of the covenants contained in this Section 9 will cause irreparable injury to the Lender, that the Lender has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

SECTION 10. SUBORDINATION. The Pledgor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Lender, all Indebtedness owing by it shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

SECTION 11. IRREVOCABLE AUTHORIZATION AND INSTRUCTION TO BORROWER. The Pledgor hereby authorizes and instructs the Borrower to comply with any instruction received by it from the Lender in writing that (a) states that an Event of Default has occurred and (b) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor.

SECTION 12.	LENDER'S APPOINTMENT AS ATTORNEY-IN-FACT.

	12.1	Lender's Appointment as Attorney-in-Fact, etc.

     (a) The Pledgor hereby irrevocably constitutes and appoints the Lender and any officer or agent of the Lender, with full power of substitution, as its true and lawful attorneyin-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, from time to time in the Lender's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.

     (b) If the Pledgor fails to perform or comply with any of its agreements contained herein, the Lender, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement (and shall give the Pledgor notice thereof).

     (c) The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

SECTION 13. DUTY OF LENDER. The Lender's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Lender deals with similar securities and property for its own account. Neither the Lender nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Lender hereunder are solely to protect the Lender's interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder.

SECTION 14. EXECUTION OF FINANCING STATEMENTS. The Pledgor hereby irrevocably authorizes the Lender to file or record at any time and from time to time in any jurisdiction in which the Code has been adopted initial financing statements or amendments thereof and other filing or recording documents or instruments with respect to the Collateral without the signature of the Pledgor in such form and in such filing offices as the Lender determines appropriate. The Pledger hereby ratifies and authorizes the filing by the Lender of any financing statement with respect to the Collateral made prior to the date hereof. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

SECTION 15. NOTICES. All notices, requests and demands to or upon the Lender or the Pledgor to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (1) when delivered by hand or (2) if given by mail, three (3) days after being deposited in the mails by certified mail, return receipt requested, or (3) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed to the Lender or the Pledgor at its address or transmission number for notices as set forth below.

If to the Pledgor:	NGP BLUE MOUNTAIN HOLDCO LLC
1755 East Plumb Lane, Suite 220
Reno, Nevada 89502
Attention: Max Walenciak
Phone: (775) 786-3399

With a copy to:
Nevada Geothermal Power Inc.
Suite 900-409 Granville Street
Vancouver, BC V6C lT2
Canada
Attention: Brian Fairbank & Andrew Studley
Phone: (604) 688-1553
Fax: (604) 688-5926

If to the Lender	GLITNIR BANKI HF
222 East 41st Street
New York, NY 10117
Attention: Charles J. Arrigo II
Phone: (212) 716-0120
Fax: (212) 922-0882

With a copy to:

GLITNIR BANKI HF
Kirkjusandur 2
155 Reykjavik, Iceland
Fax: (354) 440-4520
Attention: International Banking

SECTION 16. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 17.	AMENDMENTS IN WRITING; NO WAIVER; CUMULATIVE REMEDIES.

     (a) Amendment. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Lender, provided that any provision of this Agreement may be waived by the Lender in a letter or agreement or by telex or facsimile transmission from the Lender.

     (b) No Waiver by Course of Conduct. The Lender shall not by any act (except by a written instrument pursuant to paragraph (a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have on any future occasion.

     (c) Cumulative Remedies. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 18. ENFORCEMENT EXPENSES; INDEMNIFICATION.

     (a) Enforcement Expenses. The Pledgor agrees to pay or reimburse the Lender for its reasonable costs and expenses incurred in collecting against the Pledgor enforcing or preserving any rights under this Agreement and the other Loan Documents to which the Pledgor is a party, if arty, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Lender.

     (b) Taxes. The Pledgor agrees to pay, and to save the Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

     (c) Indemnification. The Pledgor agrees to pay, and to save the Lender harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to the Loan Agreement.

     (d) Survival. The agreements in this Section 18 shall survive repayment of the Obligations and all other amounts payable under the Loan Agreement and the other Loan Documents.

SECTION 19. SECTION HEADINGS. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 20. COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 21. INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Pledgor and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 22. SUBMISSION TO JURISDICTION; WAIVERS. The Pledgor hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor at its address referred to in Section 15 or at such other address of which the Lender shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 23. ACKNOWLEDGEMENTS.

The Pledgor hereby acknowledges that:

     (b) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

     (c) the Lender has no fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Pledgor, on the one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Pledgor and the Lender.

SECTION 24. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Lender and its successors and assigns; provided that the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Lender.

SECTION 25. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE

STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 26. WAIVER OF JURY TRIAL.THE PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 27. CERTAIN WAIVERS.

     (a) Pledgor hereby waives and relinquishes, to the maximum extent permitted by applicable law, all rights and remedies accorded to pledgors, sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including: (i) any right to require the Lender to proceed against any Person or to proceed against or exhaust any security held by the Lender at any time or to pursue any other remedy in the Lender's powers before proceeding against Pledgor; (ii) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of Pledgor or any other Person or the failure of the Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of Pledgor or any other Person; (iii) any right to enforce any remedy that the Lender may have against any Person and any right to participate in any security held by the Lender until the Obligations have been paid in full; (iv) any right to require the Lender to give any notices of any kind, including, without limitation, notices of nonpayment, nonperformance, protest, dishonor, default, delinquency or acceleration, or to make any presentments, demands or protests; (v) any right to assert the bankruptcy or insolvency of any Person as a defense hereunder or as the basis for rescission hereof and any defense arising because of the Lender's election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any right under any law purporting to reduce Pledgor's obligations hereunder if the Obligations are reduced other than as a result of payment of such Obligations; (vii) any defense based on the repudiation of the Loan Documents by any Person, the failure by the Lender to enforce any claim against Pledgor or any other Person or the unenforceability in whole or in part of any Loan Document; (viii) all suretyship and guarantor's defenses generally; (ix) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Pledgor of its obligations under, or the enforcement by the Lender of, this Agreement; (x) any requirement on the part of the Lender to mitigate the damages resulting from any default; (xi) any defense based upon an election of remedies by the Lender, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of Pledgor, the right of Pledgor to proceed against another Person for reimbursement, or both; (xii) any duty on the part of the Lender to disclose to Pledgor any facts the Lender may now or hereafter know, regardless of whether the Lender has reason to believe that any such facts materially increase the risk beyond that which Pledgor intends to assume, or has reason to believe that such facts are unknown to Pledgor, or has a reasonable opportunity to communicate such facts to Pledgor; (xiii) any defense based on any change in the time, manner or place of any payment under, or in any other term of, the Loan Documents or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the Loan Documents; and (xiv) any defense based upon any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code.

     (b) To the extent permitted by law, Pledgor waives the posting of any bond otherwise required of the Lender in connection with any judicial process or proceeding to obtain possession of, replevy, attach, or levy upon the Collateral, to enforce any judgment or other security for the Obligations, to enforce any judgment or other court order entered in favor of the Lender, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other agreement or document between Pledgor and the Lender. Pledgor further agrees that upon the occurrence and during the continuation of an Event of Default, the Lender may elect to nonjudicially or judicially foreclose against any real or personal property security it holds for the Obligations or any part thereof, or to exercise any other remedy against any Person, any security or any guarantor, even if the effect of that action is to deprive Pledgor of the right to collect reimbursement from any Person for any sums paid by Pledgor to the Lender.

SECTION 28. INTERPRETATION.

     (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

[The Remainder of this Page Has Been Intentionally Left Blank.]

     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

NGP BLUE MOUNTAIN I LLC
By: /s/ Brian D. Fairbank
Name: Brian D. Fairbank
Title: President

Signature Page to Pledge and Security Agreement

GLITNIR BANKI HF
\	By: /s/ Charles J. Arrigo II
Name: Charles J. Arrigo II
Title: Director

By: /s/ Gigli Siguargeirsson
Name: Gigli Siguargeirsson
Title: Senior Manager

Signature Page to Pledge and Security Agreement

SCHEDULE 1

TO PLEDGE AND SECURITY AGREEMENT

DESCRIPTION OF MEMBERSHIP INTERESTS

Issuer/Borrower	Interest Type	Percentage Interest
NGP BLUE MOUNTAIN I LLC	Membership Interests	100%

SCHEDULE 2
TO PLEDGE AND SECURITY AGREEMENT

Pledgor's Jurisdiction of Organization: Delaware

Identification Number from Jurisdiction of Organization (if any): Delaware Formation Number
SRV 070981784-4417126

Place of Business or Chief Executive Office

1755 East Plumb Lane, Suite 220
Reno, Nevada 89502

Mailing address (if different)

Same as above

SCHEDULE 3(e)

TO PLEDGE AND SECURITY AGREEMENT

None

SCHEDULE 3(f)

TO PLEDGE AND SECURITY AGREEMENT

None